MIDSOUTH BANCORP, INC. AND SUBSIDIARY                              EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
For the Three Months Ended March 31, 1996 and 1995 and
Twelve Months Ended December 31, 1995 and 1994

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                                    First Quarter    First Quarter     Year Ended       Year Ended
                                     March 31,        March 31,       December 31,     December 31,
PRIMARY                                 1996             1995             1995             1994
                                    _____________    ____________     ___________      ___________
Earnings:
    Income applicable to common
      stock                            $248,527         $298,085       $1,203,468       $1,141,641
                                    =============    ============     ============     ===========
Shares:
    Weighted average number of
      common shares outstanding         972,717          955,345          959,735          949,819
                                    =============    ============     ============     ===========

Earnings per common share:
    Income applicable to common
      stock                               $0.26            $0.31            $1.25            $1.20
                                    =============    ============     ============     ===========

Weighted average number of
    common shares outstanding           972,717          955,345          959,735          949,819

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the average
      issue price                        11,301            5,333           10,236                -
                                    _____________    ____________     ___________      ___________


    Weighted average number of
      common shares outstanding,
      as adjusted                       984,018          960,678          969,971          949,819
                                    =============    ============     ============     ===========


Primary earnings per common share         $0.25            $0.31            $1.24            $1.20
                                    =============    ============     ============     ===========


FULLY DILUTED

Earnings:
    Net income                         $288,247         $298,085       $1,241,610       $1,141,641
                                    =============    ============     ============     ===========

Weighted average number of
    common shares outstanding           972,717          955,345          959,735          949,819

    Assuming exercise of options,
      reduced by the number of
      shares which could have been
      purchased with the proceeds
      from exercise of such options
      at the higher of the average
      issue price or period end price    11,301            5,333           12,855            4,834

    Assuming conversion of 181,756
      shares of preferred stock at
      a conversion rate of
      1 to 1.33 shares                  241,735                -          104,413                -
                                    _____________    ____________     ___________      ___________

    Weighted average number of
      common shares outstanding,
      as adjusted                     1,225,753          960,678        1,077,003          954,653
                                    =============    ============     ============     ===========


Fully diluted earnings per common
  share                                   $0.24            $0.31            $1.15            $1.20
                                    =============    ============     ============     ===========

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